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                                                                    Exhibit 12

                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)


                                                          Year Ended December 31,
                                     ----------------------------------------------------------------------
                                         1998           1999           2000          2001           2002
                                         ----           ----           ----          ----           ----
Earnings:
    Income (Loss) from Continuing
    Operations before Provision
    (Benefit) for Income Taxes &
    Minority Interest                $        3,391 $      9,841 $      (18,032)$    (8,131) $      119,949
     Add: Fixed Charges                      61,169       73,957        154,975     177,032         178,587
                                     -------------- ------------ -------------- ------------ --------------
                                     $       64,560 $     83,798 $      136,943 $    168,901 $      298,536
                                     ============== ============ ============== ============ ==============

Fixed Charges:
     Interest Expense                $       45,673 $     54,425 $      117,975 $    134,742 $      136,632
     Interest Portion of
      Rent Expense                           15,496       19,532         37,000       42,290         41,955
                                     -------------- ------------ -------------- ------------ --------------
                                     $       61,169 $     73,957 $      154,975 $    177,032 $      178,587
                                     ============== ============ ============== ============ ==============
Ratio of Earnings to Fixed Charges              1.1x         1.1x           0.9x         1.0x           1.7x
                                                                            (1)          (1)

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(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the years ended December 31, 2000, and December 31, 2001. We would have needed to generate additional income from operations before provision for income taxes and minority interest of $18,032, and $8,131 to cover its fixed charges of $154,975 and $177,032, respectively.